Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
     Hal Sternberg and Judith Segall certify that:
     1.   They are the Vice-President and Secretary, respectively, of BioTime, Inc., a California corporation.
     2.   The second sentence of Article THREE of the Articles of Incorporation of the corporation is amended to read as follows:
“The number of Common Shares which the corporation is authorized to issue is 50,000,000, and the number of Preferred Shares which the corporation is authorized to issue is 1,000,000.”
     3.   The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
     4.   The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding Common shares of the corporation entitled to vote with respect to the amendment was 22,574,374. The number of Common shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
     There are no preferred shares of the corporation issued and outstanding.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
     Executed at Emeryville, California on July 25, 2006.

/s/ Hal Sternberg
Hal Sternberg, Vice President

/s/ Judith Segall
Judith Segall, Secretary